As filed with the Securities and Exchange Commission on October 10, 2013

Registration No. 333-191225

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Pre-Effective
Amendment No. 1
to

Form F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MANCHESTER UNITED PLC

(Exact name of registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

Cayman Islands	98-1063519
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Old Trafford

Manchester M16 0RA

United Kingdom

+44 (0) 161 868 8000

(Address and telephone number of Registrant’s principal executive offices)

Corporation Service Company

1180 Avenue of the Americas, Suite 210

New York, NY 10036

(800) 927-9801

(Name, address and telephone number of agent for service)

Copies to:

Marc Jaffe, Esq. Ian D. Schuman, Esq. Latham & Watkins LLP 885 Third Avenue New York, New York 10022 (212) 906-1281	Mitchell S. Nusbaum, Esq. Christopher R. Rodi, Esq. Woods Oviatt Gilman LLP 2 State Street 700 Crossroads Building Rochester, NY 14614 (585) 987-2800

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective on filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit(2)	Proposed maximum aggregate offering price(3)	Amount of registration fee(3)
Primary Offering:
Class A Ordinary Shares
Debt Securities
Warrants
Total Primary Offering	$400,000,000		$400,000,000	$54,560.00
Secondary Offering:
Class A Ordinary Shares(4)	23,019,033		$391,668,846.50	$53,423.63
Total Registration Fee			$791,668,846.50	$107,983.63	(5)

(1)                  There are being registered hereunder such indeterminate number of the securities of each identified class being registered as may be sold by the registrant from time to time at indeterminate prices, with any initial aggregate public offering price not to exceed $400,000,000. In addition, up to 23,019,033 Class A ordinary shares may be sold by selling shareholders who will be named in a supplement to the prospectus forming part of this registration statement. If any debt securities are issued at an original issue discount, then the offering price of such debt securities shall be in such greater principal amount as shall result in a maximum aggregate offering price not to exceed $400,000,000, less the aggregate dollar amount of all securities previously issued hereunder.

(2)                  The proposed maximum aggregate offering price of each class of securities will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of securities pursuant to the General Instruction II.C. of Form F-3 under the Securities Act of 1933, as amended.

(3)                  Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended, with respect to the securities to be sold by the registrant and pursuant to Rule 457(c) with respect to the 23,019,033 common shares to be sold by the selling shareholders. The proposed maximum aggregate offering price of the 23,019,033 common shares to be sold by the selling shareholders is based on the average of the high and low sale prices per share of the common shares on the New York Stock Exchange on September 11, 2013. In no event will the aggregate offering price of all securities sold by the registrant from time to time pursuant to this registration statement exceed $400,000,000.

(4)                  These Class A ordinary shares may be sold by selling shareholders who will be named in a prospectus supplement or a report filed under Section 13(a) of the Securities Exchange Act of 1934, as amended.

(5)                  The registration fee has been previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

Manchester United plc is filing this Amendment No. 1 (the “Amendment No. 1”) to its Registration Statement on Form F-3 (File No. 333-191225) (the “Registration Statement”) as an exhibit-only filing for the sole purpose of providing revised Exhibits 5.1 and 5.2.  No changes have been made to Part I or Part II of the Registration Statement other than this explanatory note, as well as revised versions of the cover page and Item 9 of Part II of the Registration Statement.  This Amendment No. 1 does not contain a copy of the prospectus included in the Registration Statement, nor is it intended to amend or delete any part of the prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8.      Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association provide that our board of directors and officers shall be indemnified from and against all liability which they incur in execution of their duty in their respective offices, except liability incurred by reason of such directors’ or officers’ dishonesty, willful default or fraud.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

Our amended and restated memorandum and articles of association provides:

“Every Director (including for the purposes of this Article any alternate Director appointed pursuant to the provisions of these Articles), Secretary, assistant Secretary, or other officer for the time being and from time to time of the Company (but not including the Company’s auditors) and the personal representatives of the same (each an “Indemnified Person”) shall be indemnified and secured harmless against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such Indemnified Person, other than by reason of such Indemnified Person’s own dishonesty, willful default or fraud, in or about the conduct of the Company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such Indemnified Person in defending (whether successfully or otherwise) any civil proceedings concerning the Company or its affairs in any court whether in the Cayman Islands or elsewhere.

No Indemnified Person shall be liable:

(a) for the acts, receipts, neglects, defaults or omissions of any other Director or officer or agent of the Company; or

(b) for any loss on account of defect of title to any property of the Company; or

(c) on account of the insufficiency of any security in or upon which any money of the Company shall be invested; or

(d) for any loss incurred through any bank, broker or other similar Person; or

(e) for any loss occasioned by any negligence, default, breach of duty, breach of trust, error of judgment or oversight on such Indemnified Person’s part; or

(f) for any loss, damage or misfortune whatsoever which may happen in or arise from the execution or discharge of the duties, powers, authorities, or discretions of such Indemnified Person’s office or in relation thereto;

unless the same shall happen through such Indemnified Person’s own dishonesty, willful default or fraud.”

Item 9.      Exhibits

(a) Exhibits

A list of exhibits filed with this registration statement on Form F-3 is set forth on the Exhibit Index and is incorporated herein by reference.

Item 10.   Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii), and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933 or Rule 3-19 of Regulation S-K if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Form F-3.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities:

(A) The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communications that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act (the “Act”) in accordance with the rules and regulations prescribed by the SEC under section 305(b)(2) of the Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rochester, New York, on October 10, 2013.

MANCHESTER UNITED PLC

By:	/s/ Joel Glazer
Name:	Joel Glazer
Title:	Executive Co-Chairman

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons on behalf of the registrant in the capacities and indicated on October 10, 2013.

Signature	Title

/s/ Joel Glazer	Executive Co-Chairman (Principal Executive Officer) and Director
Joel Glazer

*	Chief Operating Officer (Principal Financial and Accounting Officer) and Director
Michael Bolingbroke

*	Executive Vice Chairman and Director
Edward Woodward

*	Group Managing Director and Director
Richard Arnold

*	Director
Kevin Glazer

*	Director
Bryan Glazer

*	Director
Darcie Glazer Kassewitz

*	Director
Robert Leitão

*	Director
Manu Sawhney

/s/ Joel Glazer	Authorized Representative in the United States
Joel Glazer

*By:	/s/ Joel Glazer
Name: Joel Glazer
Title: Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description

1.1*	Form of Underwriting Agreement.

4.1

Amended and Restated Memorandum & Articles of Association of Manchester United plc, dated as of August 8, 2012 (included as Exhibit 1.1 to our Annual Report on Form 20-F, filed with the SEC on October 25, 2012, and incorporated herein by reference).

4.2

Indenture, dated January 29, 2010, among MU Finance plc, the Guarantors and The Bank of New York Mellon, as Trustee, Principal Paying Agent, Transfer Agent and Registrar, U.S. Paying Agent and U.S. Registrar, The Bank of New York Mellon (Luxembourg) S.A., as Luxembourg Paying Agent, Transfer Agent and Registrar, and J.P. Morgan Europe Limited, as Security Agent (included as Exhibit 4.2 to our Registration Statement on Form F-1, filed with the SEC on July 3, 2012, as amended).

4.3	Specimen Ordinary Share Certificate of Manchester United plc (included as Exhibit 4.1 to our Registration Statement on Form F-1, filed with the SEC on July 3, 2012, as amended).

4.4†	Form of Indenture.

4.5*	Form of Note.

4.6*	Form of Warrant.

4.7*	Form of Warrant Agreement.

5.1	Opinion of Walkers.

5.2	Opinion of Latham & Watkins LLP.

12.1†	Statement Regarding the Computation of Ratio of Earnings to Fixed Charges.

23.1	Consent of Walkers (included in Exhibit 5.1).

23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.2).

23.3†	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.

24.1†	Powers of Attorney.

25.1**	Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amended, of the Trustee under the indenture filed as Exhibit 4.4 above.

*                 To be filed by amendment or incorporated by reference in connection with the offering of the securities.

**          To be filed in accordance with Section 305(b)(2) of the Trust Indenture Act of 1939, as amended.

†                 Previously filed as an exhibit to our Registration Statement on Form F-3 (File No. 333-191225), filed with the SEC on September 18, 2013.